Exhibit 99.1

Under Armour, Inc.
1020 Hull Street
Baltimore, MD 21230
CONTACTS
Investors:
Carrie Gillard
Under Armour, Inc.
Tel: 410.843.7676
Media:
Diane Pelkey
Under Armour, Inc.
Tel: 410.246.5927
FOR IMMEDIATE RELEASE

Under Armour Names Kip Fulks as Chief Product Officer, Colin Browne as President of Global Sourcing and Andy Donkin as Chief Marketing Officer

Brand Continues to Bolster its Executive Team to Drive Accelerated Global Growth

Baltimore, MD (August 11, 2016) - Under Armour (NYSE: UA, UA.C) continues to bolster its senior executive team with the appointment of Kip Fulks as Chief Product Officer, Colin Browne as President of Global Sourcing and Andy Donkin as Chief Marketing Officer. These dynamic shifts reflect Under Armour’s accelerated growth around the world and will help the brand push new boundaries, delivering on its mission to make all athletes better. Mr. Donkin and Mr. Browne will both report to Mr. Fulks.

As Kevin Plank’s first partner, Fulks has served in top leadership roles with the brand since its inception. As Chief Product Officer, Fulks will drive the strategy and integration of category management, marketing, product, merchandising, innovation and sourcing, to deliver best-in-class products and brand experiences to athletes around the world.

A seasoned industry veteran, Mr. Browne has over 25 years of experience leading sourcing efforts for multi-billion dollar brands. Most recently, Browne was Vice President and Managing Director of VF Corporation, where he led all aspects of the company’s sourcing and product supply organization in Asia. Browne will join Under Armour on September 6 and will continue to elevate the company’s global sourcing structure around the world.

Mr. Donkin joins Under Armour from Amazon, where he served as the Head of Worldwide Mass and Brand Marketing, managing the global media budget and developing offline and online campaigns globally for North America, Europe and Asia. With vast technology and innovation expertise, Mr. Donkin was instrumental in the ideation, development and production of groundbreaking creative campaigns such as Amazon Prime, Amazon FireTV (streaming), Amazon tablets, Amazon Kindle, Amazon Echo and Amazon retail. Donkin will assume oversight of all global marketing initiatives at Under Armour and will start on August 22.

“I am extremely proud to appoint Kip Fulks to Chief Product Officer. As my first partner, Kip has played an instrumental role in building the Under Armour Brand and has demonstrated superior leadership across the organization for the past 20 years," said Kevin Plank, Founder and CEO, Under Armour. “I am also excited to add new talent to our executive team as we continue to expand our business globally. Colin Browne and Andy Donkin bring unmatched expertise in their respective areas of focus and reflect our continued drive as an innovation company.”

About Under Armour, Inc.
Under Armour (NYSE: UA, UA.C), the originator of performance footwear, apparel and equipment, revolutionized how athletes across the world dress. Designed to make all athletes better, the brand's innovative products are sold worldwide to athletes at all levels.  The Under Armour Connected Fitness™ platform powers the world’s largest digital health and fitness community through a suite of applications: UA Record, MapMyFitness, Endomondo and MyFitnessPal.  The Under Armour global headquarters is in Baltimore, Maryland. For further information, please visit the Company's website at www.uabiz.com.